EXHIBIT 5.1

February 12, 2020

Zomedica Pharmaceuticals Corp.

We have acted as counsel for Zomedica Pharmaceuticals Corp. (the “Company”), an Alberta corporation in connection with the sale and issuance of up to 20,833,334 Common Shares of the Company (the “Shares”) pursuant to the Registration Statement on Form S-3, Registration No. 333-228926, filed by the Company with the Securities and Exchange Commission (the “Commission”) and declared effective on January 30, 2019 (the “Registration Statement”). The Shares are to be sold to certain institutional investors pursuant to a Securities Purchase Agreement dated February 12, 2020 (the “Purchase Agreement”).

As counsel to the Company in connection with the proposed potential issuance and sale of the above-referenced Shares, we have examined: (i) the Company’s Articles of Amalgamation and amendments therefo and By-laws, each as amended to date; (ii) certain resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares; (iii) the Purchase Agreement; (iv) an Officer’s Certificate of the Company dated the date hereof as to certain factual matters related to the Company; and (v) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have also relied upon a certificate of status dated February 12, 2020 issued by the Registrar of Corporations for Alberta.

Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in accordance with the terms and conditions of the Purchase Agreement, will be validly issued, fully paid and nonassessable. Our opinion is given as of the date hereof and we assume no obligation to update our opinion.

It is understood that this opinion is to be used only in connection with the offer, sale and issuance of the Shares while the Registration Statement is in effect.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 12, 2020. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the United States Securities Act of 1933, as amended (the “Securities Act”) or within the category of persons whose consent is required by Section 7 of the Securities Act.

We are authorized to practice law in the Province of Alberta. The opinions set forth in this letter are limited solely to the laws of the Province of Alberta and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

Very truly yours,

/s/ Fasken Martineau DuMoulin LLP

Fasken Martineau DuMoulin LLP